Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS FIRST QUARTER 2024 FINANCIAL RESULTS

● Total gross profit of $11.8 million. ● Total adjusted EBITDA of $10.5 million. ● Net income of $6.6 million, or $0.44 per share.

Houston, May 15, 2024 / Issuer Direct / -- Blue Dolphin Energy Company (“Blue Dolphin”) (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the three months ended March 31, 2024. Blue Dolphin reported total gross profit of $11.8 million, adjusted earnings before interest and other expense, taxes, depreciation, and amortization (adjusted EBITDA) of $10.5 million, and net income of $6.6 million, or $0.44 per share, for the first quarter of 2024. The accompanying release tables show a reconciliation of adjusted EBITDA to net income.

“After a historic earnings year during 2023, Blue Dolphin continued to deliver strong financial results for the first quarter of 2024,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “Blue Dolphin got off to a strong start this quarter, and we believe our current maintenance activities will position us to optimize operations and our product slate going forward. However, our earnings will continue to depend primarily on refining margins.”

Results of Operations

	Three Months Ended			Twelve Months Ended
	March 31,			December 31,
	2024	2023	2022	2023	2022
	(in thousands)

Total revenue from operations	$91,022	$116,661	$110,683	$396,048	$487,504
Total cost of goods sold	(79,192)	(96,157)	(104,077)	(351,370)	(441,433)

Gross profit	11,830	20,504	6,606	44,678	46,071

Total cost of operations	(1,999)	(2,175)	(1,495)	(8,290)	(6,988)

Income from operations	9,831	18,329	5,111	36,388	39,083

Total interest and other expense	(1,366)	(1,330)	(1,592)	(5,862)	(5,884)

Income before income taxes	8,465	16,999	3,519	30,526	33,199
Income tax benefit (expense)	(1,841)	(246)	(41)	485	(307)
Net income	$6,624	$16,753	$3,478	$31,011	$32,892

Income per common share
Basic	$0.44	$1.12	$0.27	$2.08	$2.34
Diluted	$0.44	$1.12	$0.27	$2.08	$2.34

Reconciliation of Adjusted EBITDA

	Three Months Ended			Twelve Months Ended
	March 31,			December 31,
	2024	2023	2022	2023	2022
	(in thousands)

Net income	$6,624	$16,753	$3,478	$31,011	$32,892

Excluding impacts of:

Total interest and other expense	(1,366)	(1,330)	(1,592)	(5,862)	(5,884)

Income tax benefit (expense)	(1,841)	(246)	(41)	485	(307)

Depreciation and amortization	(704)	(698)	(701)	(2,798)	(2,798)

Adjusted EBITDA	$10,535	$19,027	$5,812	$39,186	$41,881

Financial Position, Liquidity, and Working Capital

As of March 31, 2024, Blue Dolphin had $11.1 million of cash and cash equivalents compared to $18.7 million at December 31, 2023. Blue Dolphin had working capital of $0.3 million at March 31, 2024 and a working capital deficit of $6.1 million at December 31, 2023, representing a $6.4 million improvement. Excluding the current portion of long-term debt, Blue Dolphin had $40.9 million and $33.3 million in working capital at March 31, 2024 and December 31, 2023, respectively, representing a $7.6 million increase.

For more information regarding Blue Dolphin’s financial results for the three-month period ended March 31, 2024, see Blue Dolphin’s Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission on May 15, 2024.

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-bpd crude distillation tower with over 1.25 million bbls of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin was formed in 1986 as a Delaware corporation and is traded on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin’s 2023 Annual Report on Form 10-K and in subsequent filings with the U.S. Securities and Exchange Commission. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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